EXHIBIT 5

June 22, 1995



Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Detection Systems, Inc. to be held on Thursday, August 3, 1995 at 130 Perinton Parkway, Fairport, New York, commencing at 1:00 p.m., Eastern Time. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

This year, in addition to electing five directors and ratifying independent auditors, you are being asked to amend the 1992 Stock
Option Plan. These matters are discussed in greater detail in the accompanying proxy statement.

Your Board of Directors recommends a vote FOR the election of directors, FOR approval of independent auditors and FOR amendment of the 1992 Stock Option Plan.

Regardless of the number of shares you own or whether you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

Your interest and participation in the affairs of the Company are most appreciated.

Sincerely,

/s/ Karl H. Kostusiak

Karl H. Kostusiak
President

DETECTION SYSTEMS, INC.
130 Perinton Parkway
Fairport, New York 14450
(716) 223-4060



NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 3, 1995


TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Detection Systems,
Inc. will be held in the Company's facility at 130 Perinton
Parkway, Fairport, NY, on August 3, 1995, at 1:00 p.m. for the following purposes:

(l)  To elect five directors;

(2)  To elect independent auditors for fiscal year 1996;

(3)  To amend the 1992 Stock Option Plan; and

(4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


     The Board of Directors has fixed the close of business on June 15, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


By Order of the Board of Directors

FRANK J. RYAN
Secretary







Fairport, New York
June 22, 1995



     Shareholders are cordially invited to attend the meeting in person. Even if you plan to attend, please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope.

DETECTION SYSTEMS, INC.
130 Perinton Parkway
Fairport, New York 14450


PROXY STATEMENT

First sent to Shareholders on June 22, 1995

     The enclosed proxy is solicited by the Board of Directors of Detection Systems, Inc. (the ''Company") for use at the Annual Meeting of Shareholders to be held August 3, 1995, and at any adjournments thereof. The record date for the determination of shareholders entitled to notice of and to vote at this meeting is the close of business June 15, 1995, at which time the Company had outstanding 2,804,238 shares of Common Stock. Shareholders are entitled to one vote for each share owned.

     Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of auditors and a majority of outstanding shares entitled to vote is required to amend the 1992 Stock Option Plan. Abstentions, broker non-votes and withheld votes will not be considered votes cast.

     All shares represented by a proxy will be voted in accordance with the specifications made thereon by the shareholder and, if no specification is made, will be voted for the election as directors of the five nominees proposed by the Board of Directors, for the election of Price Waterhouse as independent auditors and for the amendment to the Company s 1992 Stock Option
Plan.

     Shareholders can ensure that their shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect the right to attend the meeting and vote in person. A shareholder may revoke a proxy at any time before it is voted by notifying the Company s Transfer Agent, Chemical Mellon Shareholder Services, 85 Challenger Road, Ridgefield Park, NJ 07660 in writing, or by executing a subsequent proxy, which revokes the previously executed proxy.

ELECTION OF DIRECTORS

     At the annual meeting, five directors, constituting the entire Board of Directors, are to be elected to hold office for the ensuing year and until their successors are elected and qualified. The Board of Directors proposes to nominate the following persons for election as directors: Donald R. Adair, Mortimer B. Fuller, Karl H. Kostusiak, David B. Lederer and
Edward C. McIrvine. Each of these persons has consented to be named in this proxy statement and to serve if elected. The persons named in the proxy will vote for the election of these nominees unless a shareholder giving a proxy withholds authority to vote for one or more of them. If for any reason any of these nominees become unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

     Messrs. Kostusiak and Lederer have held the indicated positions since they founded the Company in 1968. Mr. Adair is a partner of Adair & Stoner, a law firm in Rochester, New York. Mr. Fuller is President and C.E.O. of Genesee and Wyoming Industries, Inc., a holding company in Greenwich, Connecticut, which operates regional and short line freight railroads and leases rail cars. Dr. McIrvine is self-employed as a research and development management consultant. Until 1991, he served as Dean of the College of Graphic Arts and Photography at the Rochester Institute of Technology.

     During the fiscal year ended March 31, 1995, the Board of Directors held five meetings, in which all directors participated. The Board of Directors has an audit committee consisting of Messrs. Adair, Fuller and McIrvine. This committee, which met once during the last fiscal year, reviews reports of the Company's financial condition, financial controls and accounting procedures and approves and oversees services performed by the Company's independent auditors. It also serves as a direct access for the independent accountants to the non-employee members of the Board of Directors.

     There is a compensation committee consisting of Messrs. Adair, Fuller and McIrvine. This committee, which is responsible for establishing general compensation policies, establishing and administering compensation plans and programs in which officers participate and establishing the compensation arrangements for the Company s executive officers, met three times during the last fiscal year. Messrs. Adair, Fuller and McIrvine also serve on the stock option committee. This committee, which met four times during the year, is responsible for the granting of options pursuant to the Company's 1992 Stock Option Plan. There is no nominating committee of the Board of Directors. All of the Directors attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the committees on which they served during the fiscal year.

     Directors who are not employees of the Company are paid an annual fee of $10,000 as well as $1,000 plus travel expenses, if any, for each day on which they attend Board meetings. Directors receive $500 for Board meetings held by teleconference. Certain information concerning the nominees and all officers and directors of the Company, as a group, is set forth below.

                              Shares
                              Beneficially
Name, Age, Principal          Owned as of         Percent
Occupation and Positions      June 1, 1995(1)     of Class     Since
- -----------------------       ------------        ---------    ------
Donald R. Adair (51)          1,034               0.03%        1991
Director of the Company
and Partner of Adair &
Stoner

Mortimer B. Fuller, III (53)  3,780(2)            0.13%        1990
Director of the Company
and President of Genesee
and Wyoming Industries, Inc.

Karl H. Kostusiak (56)        417,928(3)          13.81%       1968
Director and President
of the Company

David B. Lederer (55)         305,501(3)          10.09%       1968
Director and Executive Vice
President of the Company

Edward C. McIrvine (61)       19,550(2)           0.65%        1981
Director of the Company and
Self-employed Research and
Development Management
Consultant

All officers and directors    865,241(2)(3)       28.58%
as a group (8 persons
including those named above)
______________________

Footnotes to Officers and Directors Table:
(1) For all shares listed, the nominees possess both sole voting and investment power, except for those shares indicated in notes
(2) and (3) below.

(2) Includes 2,700, 2,700 and 16,720 shares which may be acquired upon exercise of warrants and options held by Messrs.
Fuller, McIrvine and all officers and directors as a group, respectively.

(3) Includes 113,714, 73,366 and 222,417 hypothetical shares credited to the accounts of Messrs. Kostusiak, Lederer and all officers and directors as a group, respectively, pursuant to the Company's deferred compensation plans, which shares may be acquired upon termination of employment.


     The Board of Directors recommends a vote FOR the election of Messrs. Adair, Fuller, Kostusiak, Lederer and McIrvine as
Directors of the Company for the 1996 fiscal year. Proxies received by the Board of Directors will be so voted unless share owners specify in their proxies a contrary choice.

EXECUTIVE COMPENSATION

     The Company is committed to building shareholder value through improved performance and growth. To achieve this objective, the Company seeks to create an environment in which employees are motivated to make the greatest possible contribution to shareholder value.

     The Company uses a merit-based system of compensation to encourage individual employees to achieve their productive and creative potential and to link individual financial goals to Company performance. The Company periodically compares its compensation system with those of competitors and refines its system as necessary to encourage maximum productivity.

Summary Compensation Table:

     The following table sets forth information with respect to the compensation of the Company s Chief Executive Officer and other executive officers for services in all capacities to the Company in fiscal years ended March 31, 1995, 1994 and 1993.

                                                   Other              All Other
Name and                                           Annual   Options/  Compen-
Principal           Fiscal     Salary    Bonus     Compen-   SARS     sation
Position            Year       ($)       ($)(2)    sation($)(#)(3)    ($)(4)
- ----------          ----       ------    ------    --------  ------    -----
Karl H. Kostusiak    1995      $196,110  $184,746  $   N/A     0      $ 2,625
President & Chief    1994       183,280    71,943   68,442     0       33,491
Executive Officer    1993       171,290   176,084      N/A     0       34,428

R. Wayne Carlton(1)  1995      $100,000  $ 28,386  $   N/A   2,500    $ 2,309
Vice President,      1994        94,320    19,299    7,760     0        3,049
National Sales       1993           N/A       N/A      N/A    N/A         N/A

David B. Lederer     1995      $156,897  $147,794  $   N/A     0      $ 2,625
Executive Vice       1994       146,633    57,554   59,880     0       27,592
President            1993       137,040   140,867      N/A     0       28,048

Frank J. Ryan        1995      $100,000  $ 35,017  $   N/A   1,500    $ 2,242
Vice President,      1994        93,890    10,774    8,497     0        3,032
Secretary/Treasurer  1993        88,180    23,278      N/A     0        2,741

Lawrence R. Tracy(1) 1995       $21,000   $102,154 $   N/A   40,000   $     0
President of         1994           N/A       N/A      N/A    N/A         N/A
Detection Systems    1993           N/A       N/A      N/A    N/A         N/A
International, Inc.

All Executive        1995      $574,007  $498,349  $   N/A   44,000   $ 9,801
Officers as a Group  1994       518,123   159,570  144,580     0       67,164
(5 persons)          1993       396,510   340,229      N/A     0       65,217

        ___________________
Footnotes to Compensation Table:

(1) Mr. Carlton was promoted to Vice President, National Sales on July 29 of fiscal 1994 and Mr. Tracy joined the Company as President of Detection Systems International, Inc. on February 7 of fiscal 1995.

(2) Messrs. Kostusiak s, Lederer s and Ryan s bonuses were primarily based on profit performance, Mr. Carlton s on sales performance and Mr. Tracy s included a one-time employment bonus.

(3) These options are exercisable 35-40 percent after one year, 60 percent after two years, 80 percent after three years and 100 percent after four years.

(4) Contributions to the named executive officers under the Company s 401(k) retirement savings plan.


Option/SAR Grants in Last Fiscal Year:

     The following table sets forth information with respect to options granted during fiscal 1995 to the named executive officers.

                                                         Potential Reali-
                          Percent of                      zable Value at
             Number of    Total Op-                       Assumed Annual
             Securities   tions/SARs  Exercise            Rates of Stock
             Underlying   Granted to  or Base             Price Appreciation
             Option/SARs* Employees   Price     Expir.    for Option Term
Name         Granted(#)   in Fis Yr   ($/Sh)    Date     5%($)/10%($)
- ----         ----------   ---------   ------    -----    ---------------
K. Kostusiak      0          0          0       n/a       0/0
R. Carlton    2,500        2.0%        7.25     7/12/99   5,025/11,075
D. Lederer        0          0          0       n/a       0/0
F. Ryan       1,500        1.2%        7.25     7/12/99   3,015/6,645
L. Tracy     40,000       32.5%        6.50     2/06/00   72,000/158,800


*Each grant was for incentive stock options to purchase stock under the Company s 1992 Stock Option Plan at an exercise price equal to the market price on the date of grant. Options are exercisable 35-40 percent after one year, 60 percent after two years, 80 percent after three years and 100 percent after four years.

Option Exercises in Last Fiscal Year and Year-End Option Values:

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal 1995 and unexercised options held as of March 31, 1995. The value of the underlying securities was determined by taking the market value at exercise or year end, as appropriate, minus the exercise price. The market price of the Company's stock on March 31, 1995 was $7.625 per share.

                                               Value of
                                Number of      Unexercised
                                Unexercised    In-the Money
            (#)Shares           Options at     Options at
            Acquired  ($)       3/31/95        3/31/95
Name        on        Value     Exer'ble/      Exerc'ble/
            Exercise  Realized  Unexer'ble     Unexer'ble

Kostusiak   31,450    $92,589   0/0            0/0
Carlton      2,160      7,565   4,968/2,932    $10,810/$1,308
Lederer     20,000     58,880   0/0            0/0
Ryan         6,480      7,941   3,888/1,932    $7,700/$933
Tracy            0          0    0/40,000       0/$45,000

     Recipients of options may elect to exercise their options through an installment loan arrangement with the Company. During fiscal 1995, Messrs. Kostusiak and Lederer had stock option loans outstanding that totaled $203,401 and $153,739, respectively. As of June 1, 1995, the outstanding balances of these loans were $193,219 and $142,644, respectively. The loans were charged interest rates ranging from 6.78% to 8.42%.

Subsidiaries:

     Emergency Communications, Inc. (ECI) was formed in fiscal 1993 for the purpose of accomplishing further development, sales, installation, servicing and financing (on a partnership basis where appropriate) of a micro-cellular emergency call system, called Security Escort, to be used on college campuses and other similar environments. The Company provided the initial capitalization by purchasing 6,000 shares of ECI's common stock for $16.67 per share.

     Activity Monitoring Systems, Inc. (AMS) was formed in fiscal 1994 for the purpose of accomplishing further development, sales, installation, servicing and financing (on a partnership basis where appropriate) of a wireless electronic house arrest product line to be used by various government agencies. The Company provided the initial capitalization by purchasing 6,001 shares of AMS' common stock for $16.66 per share.

     The Company entered into five-year renewable License and Manufacturing Agreements with ECI and AMS. ECI and AMS were granted nontransferable, exclusive licenses to exploit certain of the Company's radio technology in the "emergency call" and "house arrest" markets, respectively. The subsidiaries agreed to pay the Company royalties on products sold under these licenses and that the Company would be the exclusive manufacturer and supplier of those products.

     A portion of the ECI and AMS shares were subsequently
awarded to certain Company officers and employees during fiscal 1993 and 1994. Twenty percent of the shares awarded vested immediately, and an additional twenty percent vest annually thereafter. Subject to the completion of that vesting schedule, Messrs. Kostusiak, Carlton, Lederer and Ryan will acquire from the Company 1,500, 40, 1,200 and 40 shares, respectively, of each of
these two subsidiaries.   The shares of ECI and AMS shares are
currently valued at $60 and $20 respectively.

     During fiscal 1995, the Company provided an equity investment of $700,000 to its Detection Systems International, Inc. (DSII) subsidiary for the purpose of pursuing international opportunities for its electronic security and fire protection products. The Company owns 100 percent of the common stock for this subsidiary.

     The Board of Directors authorized the Company to make loans to ECI, AMS and DSII while external sources of financing are being investigated. As of June 1, 1995, outstanding loans were $851,500, $0 and $4,000, respectively, to these subsidiaries.
The executive officers received no compensation from the subsidiaries in fiscal 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for (a) establishing general compensation policies,
(b) establishing and administering compensation plans and programs in which officers participate and (c) establishing the specific compensation arrangements for the Company s executive officers. The members of this Committee also serve on the Stock option committee under the Company s Stock Option Plan.

Committee Objectives:

     The Compensation Committee has sought four key objectives for the Company s executive compensation plans, programs and arrangements. These are to (a) tie executive compensation to the Company s financial performance, (b) encourage equity ownership in the Company by all executives, (c) tie executive compensation programs to the achievement of long-term company strategic objectives and (d) provide overall executive compensation that will attract and retain an effective management team. The Committee recognizes that different plans or arrangements will serve one or more of those objectives in varying degrees, that the relative significance of the stated objectives may shift from time to time and that new objectives may arise and become key.

Tying Compensation to Company Financial Performance:

     Beginning in 1988, the Company has entered into five-year employment agreements with Messrs. Kostusiak and Lederer. Each year, the agreements have been re-examined, reviewed and revised as appropriate and then re-executed for a new five-year period. Among other goals, the agreements seek to create a strong tie between the compensation of Messrs. Kostusiak and Lederer and the Company s financial performance. The agreements do this by providing for (a) an opportunity for an annual cash bonus based on pre-tax profits and (b) an opportunity for an annual stock bonus based on growth of both sales and pre-tax profits.

     Specifically, the cash bonus for Mr. Kostusiak is a percentage of the amount by which the Company s pre-tax profits for the fiscal year exceed $250,000. The stock bonus for Mr. Kostusiak is a maximum of 20,000 shares of Company common stock if sales for the fiscal year have increased at least 10 percent over the previous year and if the Company s pre-tax profits are at least equal to 10 percent of the total sales. The stock bonus is scaled back for lower performance levels, so that it will be zero shares for zero sales growth and it will be zero shares if pre-tax profit is 5 percent or less of total sales. The intention is to provide strong incentives for managing the Company's financial performance so that pre-tax profits will be greater than 5 percent of sales and so that sales will increase significantly each year. (Other aspects of these agreements are described below under "Executive Agreements.") Since the cash bonuses are directly dependent on pre-tax profits and the stock bonuses are directly dependent on growth in both sales and pre-tax profits, the Committee believes that a significant portion of the compensation of Messrs. Kostusiak and Lederer is tied to corporate performance. (See the table under "Executive Compensation.")

     The Committee believes that these provisions of the employment agreement functioned as intended during the past three years. In particular, Mr. Kostusiak s bonus compensation was as follows:

Fiscal    Cash      Stock                    Pre-Tax
Year      Bonus     Bonus     Sales          Profit
- -----     -------   ------    ------         -------

1995      $116,734  $59,290   $34,336,000    $2,592,000
1994        71,943       --    31,355,000     1,571,000
1993       112,484   63,600    29,431,000     2,356,000

     When the Company's employment agreement with Mr. Kostusiak was renewed and extended at the beginning of fiscal 1995, the Committee concluded that (a) the factors and criteria previously used for bonuses, as described above, continued to be sound and should be continued and (b) Mr. Kostusiak's base salary should be increased as shown in the compensation table on page five to reflect his sound general performance as Chief Executive Officer. Thus, a very significant portion of his potential earnings continue to depend on the Company's financial performance.

Equity Ownership by Management:

     In addition to the stock bonus plan described above, the Company maintains a plan for granting stock options to key employees. Under the plan, options are granted at exercise prices that equal or exceed the fair market value of the option shares on the date of grant, and the option rights vest incrementally over four years. From time to time, options are granted under the plan by the Option Committee to Company executives and other key employees. No options have been granted to Messrs. Kostusiak or Lederer since 1987. The Committee believes that the options themselves, even when unexercised, provide incentives for key personnel to improve shareholder value, since only then will the options become valuable.

     In previous fiscal years, at the Committee's recommendation, the Board of Directors awarded shares of certain Company subsidiaries to key personnel including Mr. Kostusiak. It is the Committee's belief that direct equity ownership in the Company's subsidiaries, in selected cases, can provide added incentives for key personnel to pursue the Company s strategic objectives in the markets addressed by those subsidiaries, including the Company's rights to manufacture products for those markets and to earn royalties on the products sold.

Achievement of Long-Term Company Objectives:

     The Committee believes that having officers who own substantial equity positions in the Company and, in selected cases, its subsidiaries, as discussed in the preceding sections, provides considerable incentive for executive officers to pursue the Company s long-term strategic objectives.

Attracting and Retaining Management:

     The Committee believes that the Company is attracting and retaining effective management personnel and that the Company's approach to executive compensation is appropriate for achieving that objective. The Committee anticipates that from time to time, independent studies of the Company's overall executive compensation and other investigations will be conducted so as to test the Company's compensation approach against compensation programs offered by others.

     Compensation Committee
     Donald R. Adair, Chairman
     Mortimer B. Fuller
     Edward C. McIrvine


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:

     In the last fiscal year the Company and its subsidiaries paid $15,980 to Adair & Stoner, of which Mr. Adair is a partner, for legal services rendered for the Company and its Emergency Communications Inc. subsidiary and $7,500 to Edward C. McIrvine for consulting work performed for the Company regarding the house arrest market. Messrs. Adair and McIrvine also served as members of the compensation and stock option committees of the Board of Directors.

EXECUTIVE AGREEMENTS

     The Company has employment agreements with three of its
executive officers, Messrs. Kostusiak, Lederer and Tracy.   The
agreements with Messrs. Kostusiak and Lederer are through May
2000 and the agreement with Mr. Tracy is through February 1999. The agreements provide for severance benefits under certain circumstances. The terms "change of control," "cause" and "disability" are used in the following description as defined in the agreements. These agreements terminate upon the executive's death or permanent disability.

     Under the agreements with Messrs. Kostusiak and Lederer, if the Company terminates the executive's employment without cause, the Company will continue compensation and benefits to the executive for the then remaining balance of the term of employment or for a period of three years from the date of termination, whichever is longer. Under Mr. Tracy s agreement, the same applies except that compensation will continue for the then remaining balance of the term of employment or for a period of one year from the date of termination, whichever is longer. The continuation of compensation and benefits includes the executive's base salary plus participation in all applicable executive incentive compensation plans and fringe benefit packages.
Further, if Mr. Kostusiak's or Mr. Lederer's, employment is terminated by the Company without cause after expiration of the agreement but prior to the Company and the executive reaching agreement with respect to the executive's retirement benefits, the Company will also continue the executive's compensation and benefits for a period of two years from the date of termination.

     If the Company terminates Mr. Kostusiak's or Mr. Lederer's employment for cause, each will receive compensation and benefits for the remaining balance of the term of employment or for a period of three years from the date of termination, whichever is longer, provided that this compensation is reduced by any monetary damage suffered by the Company due to the cause. The same applies for Mr. Tracy, except that compensation and benefits will continue for the remaining balance of the term of employment or for a period of one year from the date of termination, whichever is longer.

     If, within four months after a change in control, Mr. Kostusiak's or Mr. Lederer's employment is terminated by the Company or the executive, each would be entitled to receive (a) the base salary through the termination date, as in effect at the time of termination or at the time the change in control occurs, whichever is higher, plus any bonus which has been earned but not yet paid; (b) an amount equal to three times the highest total cash and stock bonus compensation paid to him in any of the Company's preceding three fiscal years and (c) the continuation of fringe benefits for three years after termination. No provision relating to a change of control is included in Mr. Tracy's agreement.

     All three agreements restrict the executives from competing with the Company for various periods subsequent to termination of employment, depending on the circumstances of the termination.

PRINCIPAL HOLDERS OF COMMON STOCK

     Based on reports filed with the Securities and Exchange
Commission, the following persons beneficially own more than 5% of the Company's outstanding Common Stock as of June 15, 1995.

BENEFICIAL OWNERSHIP TABLE

                                                Number of
               Name of                          Shares         Percent
Title of       Beneficial                       Beneficially   of
Class          Owner                            Owned          Class
- ------         ------                           ------         ------

Common Stock   Karl H. Kostusiak
               130 Perinton Parkway
               Fairport, NY 14450               417,928        13.81%

Common Stock   David B. Lederer
               130 Perinton Parkway
               Fairport, NY 14450               305,501        10.09%

Common Stock   Dimensional Fund Advisors, Inc.
               1299 Ocean Ave.
               11th Floor
               Santa Monica, CA 90401           160,448        5.76%
- --------------------
Footnotes to Beneficial Ownership Table:

 (1) Messrs. Kostusiak and Lederer currently possess both sole voting and investment power except for 113,714 and 73,366 shares respectively, which may be acquired upon termination of employment pursuant to the Company s deferred compensation plans.

 (2) The shares held by Dimensional Fund Advisors Inc., a registered investment advisor, are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and the DFA Investment Trust Company (the "Trust"). In their capacities as officers, these persons vote 44,124 additional shares which are owned by the Fund and have shared power to vote 12,200 shares which are owned by the Trust.

COMPARISON OF TOTAL SHAREHOLDER RETURN

     The Company s common stock trades on The Nasdaq Stock Market under the symbol: DETC. The following graph sets forth Detection Systems Total Shareholder Return Index as compared to The Nasdaq Index and the Nasdaq Electronic Component Stock Industry Index. The graph is based on the assumption that $100 was invested in each entity on March 31, 1990, and that all dividends were reinvested.

     Graph follows with the following data points:

               Detection      NASDAQ    Nasdaq Electronic
Date           Systems, Inc.  Index     Industry Index
- -----          -------------  ------    ---------------

3/28/91        124            114       111
3/31/91         97            146       137
3/31/93        143            167       225
3/31/94        171            181       273
3/31/95        132            201       359


PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN

     The Board of Directors has adopted, subject to approval by the shareholders, the Detection Systems, Inc. Restated 1992 Stock Option Plan (the "Plan"), a copy of which is set forth as Exhibit
A to this proxy statement.   The Plan was amended, restated and
renamed as a result of the Board's decision to increase the number of authorized shares by 100,000 shares, to expand eligibility to include certain nonemployees who perform services to or on behalf of Detection Systems, Inc. and its subsidiaries and to remove Messrs. Kostusiak and Lederer as potential recipients of option shares under the Plan.

1992 Stock Option Plan as Amended:

     The purpose of the Plan is to enable eligible key employees and nonemployees of the Company and its subsidiaries to purchase shares of Common Stock of the Company by means of stock options. Through the use of such options, the Company expects to be able to attract and retain the best available talent and to encourage the highest level of performance of its key personnel.

     A total of 250,000 shares of Common Stock of the Company, par value $.05 per share, shall be available for options under the
Plan (with appropriate change in that number in the event of a stock split, stock dividend or other change in the Company's Common Stock). These shares may be either authorized and unissued shares or may be treasury shares. Options may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code, or options which do not meet the requirements of that section (nonqualified options). If an option expires, terminates or is canceled without being exercised, new options may be thereafter granted covering such shares. No stock option may be granted more than ten years after the effective date of the Plan.

     The Plan is administered by the stock option committee of the Board of Directors ("Committee"), none of the members of which is, or shall within a year prior to serving on the Committee, have been eligible to receive any options under the Plan. The Committee determines who shall be granted options under the Plan, the number of shares to be awarded and the terms of such award, and interprets the provisions of the Plan. The Board of Directors may amend or terminate the Plan, without the approval of the shareholders, except that it may not, without such approval, materially increase the benefits accruing to participants under the Plan, increase the number of shares subject to options, change the minimum exercise price, change the class of employees eligible to receive awards or extend the period during which awards may be granted or exercised. No amendment of the Plan may, without a recipient's consent, adversely affect his rights under an option or warrant then held by him.

     The Plan provides that options may be granted to key employees or nonemployees of the Company and its subsidiaries. However, options may not be granted to members of the Committee, to directors who are not officers or employees of the Company or its subsidiaries, nor to Mr. Kostusiak or Mr. Lederer. The Plan places no limitation on the number of shares with respect to which options may be granted to any such individual, except that incentive options may not be granted in excess of any limitations imposed by the Code. The Code presently imposes a limit on the grant of incentive options. It imposes no limit on the grant of nonqualified options.

     The purchase price for each option may not be less than the fair market value of the stock at the time such option is granted. If an option is granted to an employee who, at the time of such grant, owns stock possessing more than 10% of the voting power of all stock of the Company, the purchase price shall be at least 110% of the fair market value of the stock subject to the option.

     An option shall be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. The payment shall be made in cash; by check; by delivery of certificates for Common Stock of the Company endorsed in blank, the value of which will be deemed equal to the closing market price of such shares on the date of delivery; by a loan/installment payment arrangement, if the Committee permits and upon such terms as the Committee specifies, or by a combination of the foregoing. With respect to a loan/installment payment arrangement to an optionee who is a director of the Company, approval of the Plan by the shareholders will constitute authorization of such loan in accordance with Section 714 of the New York Business Corporation Law.

     Each option will have a maximum term of ten years, or such lesser period as the Committee specifies, except that an incentive option granted to an employee who, at the time of the grant, owns stock possessing more than 10% of the voting power of all stock of the Company will have a term not in excess of five years. Options are exercisable at such time or times and under such conditions as may be impaired by the Committee and set forth in an option agreement.

     The benefits or amounts that will be received or allocated in the future under the Plan are not determinable. The following table indicates the number of options granted under the plan for fiscal year 1995, subject to shareholder approval.

                               Number of     Dollar Value
Name and Position                Options       of Options
                                 Granted          Granted
- ------------------             ---------      -----------

K. Kostusiak, President (1)            0                0

R. Carlton, Vice President,
National Sales                     2,500           18,125

D. Lederer, Executive
Vice President (1)                  0                   0

F. Ryan, Vice President            1,500           10,875

L. Tracy, President of
Detection Systems
International, Inc.               40,000          260,000

Executive Group                   44,000          289,000

Non-Executive Director Group (1)       0                0

Non-Executive Officer Employee
Group(3)                         110,000          807,875
__________________________
Footnotes to above table:
(1) Neither Mr. Kostusiak, Mr. Lederer nor the Company's non-executive directors are eligible for benefits under the revised plan.

(2) Options were granted at prices ranging from $6.50 to $7.625 and with expiration dates ranging from 7/12/99 and 3/9/00.

(3) Includes a total of 32,000 shares valued at $240,000 that were granted subject to shareholder approval of the Restated 1992
Stock Option Plan.


     There are currently outstanding options exercisable for 122,000 shares and there are 28,000 shares available for grant under the Plan. An additional 32,000 shares have been granted subject to shareholder approval of the revised Plan. On June 1, 1995, the high, low and closing bids for the Company's Common Stock, as reported by The Nasdaq Stock Market, were each $6.750.

     Should the amendment not be approved, the 1992 Plan will remain in force as originally adopted, and the option grants as described above will not be effective.

     The Board of Directors recommends a vote FOR the proposal to amend the 1992 Stock Option Plan. Proxies received by the Board of Directors will be so voted unless share owners specify in their proxies a contrary choice.

ELECTION OF AUDITORS

     The Board of Directors has recommended that Price Waterhouse LLP be elected independent auditors of the Company for the fiscal year ending March 31, 1996. They have served the Company as independent auditors since 1968. Representatives of that firm will be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Price Waterhouse LLP as independent auditors of the company for the 1996 fiscal year. Proxies received by the Board of Directors will be so voted unless share owners specify in their proxies a contrary choice.

EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, employees of the Company may, without extra remuneration, solicit proxies personally, or by telephone or facsimile. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of proxies for shares held of record by banks, brokers and other custodians, nominees and fiduciaries. The Company will pay D. F. King & Co., Inc. an anticipated fee of $4,500, plus expenses, for these services, and will also reimburse such record holders for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

OTHER MATTERS

     The Board of Directors knows of no matters to be presented at the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership of common stock of the Company. Officers, directors and greater than 10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10-percent beneficial owners were complied during the fiscal year ended March 31, 1995.

     The Company paid a premium of $34,885 in fiscal 1995 for director and officer liability insurance. This policy is renewed annually and provides protection for the directors and officers of Detection Systems and its subsidiaries.

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting, shareholder proposals for presentation at that meeting must be received at the Company's principal executive offices by February 28, 1996.

     Shareholders are urged to sign, date and return the enclosed proxy in the enclosed return envelope. Prompt response is helpful, and your cooperation will be appreciated.

     SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE
COMPANY'S ANNUAL REPORT ON FORM 10-K.  REQUESTS SHOULD BE
DIRECTED TO:

Detection Systems, Inc.
Ella D. Gardner, Accounting Manager
130 Perinton Parkway
Fairport, New York 14450

Dated:  June 22, 1995